Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree to make joint filings of Schedule 13D with the U.S. Securities and Exchange Commission with respect to their beneficial ownership of the common stock, par value $0.001 per share, of SKY Digital Stores Corp., including all amendments thereto.

Dated:  May 20, 2011

TF Capital Management (HK) Limited

By:	/s/ Bing Xu
Name: Bing Xu
Title: President/Chairman

/s/ Bing Xu
Name: Bing Xu